United States
Securities and Exchange Commission
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.)

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1st Source Corporation
(Name of Registrant as Specified in its Charter)

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Notice of Annual Meeting of Shareholders and Proxy Statement

To the Shareholders of 1st Source Corporation:

The Annual Meeting of Shareholders of 1st Source Corporation will be held at the 1st Source Center, 4th Floor Boardroom, 100 North Michigan Street, South Bend, Indiana 46601, on April 23, 2009, at 10:00 a.m. local time, for the purpose of considering and voting upon the following matters:

1.	Election of Directors. Election of one director for a term expiring in 2011 and four directors for terms expiring in 2012.

2.
Reapproval of 1998 Performance Compensation Plan Material Terms. Reapproval of material terms of the 1998 Performance Compensation Plan in accordance with Section 162(m) of the Internal Revenue Code of 1986, as amended.

3.	Advisory Approval of Executive Compensation. Approval of the compensation of 1st Source Corporation’s executive officers disclosed in this Proxy Statement.

4.	Other Business. Such other matters as may properly come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on February 18, 2009 are entitled to vote at the meeting.

By Order of the Board of Directors,

John B. Griffith
Secretary

South Bend, Indiana
March 12, 2009

Please date and sign the enclosed form of Proxy and return it promptly in the enclosed envelope. If you do attend the meeting, you may, nevertheless, vote in person and revoke a previously submitted proxy.

1st SOURCE CORPORATION
P.O. Box 1602 • South Bend, Indiana 46634

Proxy Statement

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of proxies to be voted at the Annual Meeting of Shareholders of 1st Source Corporation (“1st Source”), to be held on April 23, 2009, at 10:00 a.m. local time, at the 1st Source Center, 100 North Michigan Street, 4th Floor Boardroom, South Bend, Indiana 46601. Only shareholders of record at the close of business on February 18, 2009, will be eligible to vote at the Annual Meeting. The voting securities of 1st Source consist only of Common Stock, of which 24,945,647 shares were outstanding on the record date. Each shareholder of record on the record date will be entitled to one vote for each share. Cumulative voting is not authorized. The approximate date for making available this Proxy Statement and the form of proxy to shareholders is March 12, 2009. With respect to each matter to be acted upon at the meeting, abstentions on properly executed proxy cards will be counted for determining a quorum at the meeting; however, such abstentions and shares not voted by brokers and other entities holding shares on behalf of beneficial owners will not be counted in calculating voting results on those matters for which the shareholder has abstained or the broker has not voted.

The cost of solicitation of proxies will be borne by 1st Source. In addition to the use of mails, proxies may be solicited through personal interview, telephone, and facsimile by directors, officers and regular employees of 1st Source without additional remuneration therefor.

Revocability

Shareholders may revoke their proxies at any time prior to the meeting by giving written notice to John B. Griffith, Secretary, 1st Source Corporation, Post Office Box 1602, South Bend, Indiana 46634, or by voting in person at the meeting.

Persons making the Solicitation

This solicitation is being made by the Board of Directors of 1st Source.

Voting Securities and Principal Holders Thereof

Beneficial owners of more than 5% of the Common Stock outstanding at February 18, 2009:

Name and Address	Type of Ownership	Amount	% of Class
Ernestine M. Raclin(1)	Direct	31,329	0.12%
100 North Michigan Street	Indirect (2)	5,384,750	21.59%
South Bend, IN 46601	Total	5,416,079	21.71%

Christopher J. Murphy III	Direct	831,592	3.34%
100 North Michigan Street	Indirect(3)	2,425,760	9.72%
South Bend, IN 46601	Total	3,257,352	13.06%

Dimensional Fund Advisors LP	Direct(4)	1,859,084	7.45%
Palisades West, Building One,
6300 Bee Cave Road
Austin, Texas, 78746

1st Source Bank as Trustee for the 1st Source	Direct	1,261,390	5.06%
Corporation Employee Stock Ownership and Profit Sharing Plan Trust

1)	Mrs. Raclin is the mother-in-law of Mr. Murphy.

2)
Owned indirectly by Mrs. Raclin who disclaims beneficial ownership thereof. Most of these securities are held in trusts, of which 1st Source Bank is the trustee and has sole voting power. While Mrs. Raclin is an income beneficiary of many of these trusts, the ultimate benefit and ownership will reside in her children and grandchildren.

3)
Owned indirectly by Mr. Murphy who disclaims beneficial ownership thereof. The securities are held by Mr. Murphy’s wife and children, or in trust or limited partnerships for the benefit of his wife and children. Mr. Murphy is not a current income beneficiary of most of the trusts. Due to the structure of various trusts and limited partnerships, 77,066 shares are shown both in Mr. Murphy’s and Mrs. Raclin’s ownership.

4)	As reported in Form 13G filed February 9, 2009, Dimensional Fund Advisors LP, in its role as investment advisor for various clients, had sole dispositive and/or voting power of the shares.

Interest of Certain Persons in Matters to be Acted Upon

The Board of Directors knows of no matters to come before the Annual Meeting other than the matters referred to in this Proxy Statement. However, if any other matters should properly come before the meeting, the persons named in the enclosed proxy intend to vote in accordance with their best judgment. No director, nominee for election as director, or executive officer of 1st Source has any special interest in any matter to be voted upon other than election to the Board of Directors. Directors, executive officers, and voting trustees have indicated that they intend to vote for all directors as listed in Proposal Number 1, for Proposal Number 2 and for Proposal Number 3.

Proposal Number 1: Election of Directors

The Board of Directors is divided into three (3) groups of directors whose terms expire at different times. At the 2009 Annual Meeting, one (1) director is to be elected for a term expiring in 2011 and four (4) directors are to be elected for terms expiring in 2012, or until the qualification and election of a successor. Directors will be elected by a plurality of the votes cast.

The following information is submitted for each nominee as well as each director and each non–director executive officer continuing in office.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH NOMINEE.

				Beneficial Ownership of Equity Securities(2)
Name	Age	Principal Occupation(1)	Years in Which Directorship Assumed	Common Stock	% of Class
Nominees for Election to the Board of Directors
Term Expiring in April, 2009 (April, 2011 if reelected)

Terry L. Gerber	68	President and Chief Executive Officer, Gerber Manufacturing Company, Inc. (clothing manufacturer)	2004	12,143	*
Terms Expiring in April, 2009 (April, 2012 if reelcted)

William P. Johnson	66	Chief Executive Officer, Flying J, LLC (consulting)	1996	29,016	*
Craig A. Kapson	58	President, Jordan Automotive Group (automotive dealerships)	2004	27,441	*
John T. Phair	59	President, Holladay Properties (real estate development)	2004	45,187	*
Mark D. Schwabero	56	President, Mercury Marine (marine propulsion systems); prior thereto, President, Outboard Business Unit, Mercury Marine	2004	4,121	*
Directors Continuing in Office
Terms Expiring in April, 2010

Daniel B. Fitzpatrick	51	Chairman and Chief Executive Officer, Quality Dining, Inc. (quick service and casual dining restaurant operator)	1995	29,000	*
Wellington D. Jones III	64	Executive Vice President, 1st Source Corporation, and President and Chief Operating Officer, 1st Source Bank	1998	242,801	*
Dane A. Miller, Ph.D.	63	Formerly, President and Chief Executive Officer, Biomet Inc. (medical products and technology)	1987	18,804	*
Terms Expiring in April, 2011

Lawrence E. Hiler	63	Chairman, Hiler Industries (metal castings)	1992	2,166	*
Rex Martin	57	Chairman and Chief Executive officer, NIBCO, Inc. (copper and plastic plumbing parts manufacturer)	1996	4,322	*
Christopher J. Murphy III	62	Chairman of the Board, President and Chief Executive Officer, 1st Source Corporation; and Chairman of the Board and Chief Executive Officer, 1st Source Bank	1972	3,257,352(3)	13.06%
Timothy K. Ozark	59	Chairman and Chief Executive Officer, Aim Financial Corporation (mezzanine funding and leasing)	1999	16,184	*
Non-Director Executive Officers
Richard Q. Stifel	67	Executive Vice President, Loan Services Group and Chief Credit Officer, 1st Source Bank (since 1992)		119,940	*
Allen R. Qualey	56	President and Chief Operating Officer, Specialty Finance Group, 1st Source Bank (since 1997)		121,031	*
John B. Griffith	51	Senior Vice President, General Counsel and Secretary, 1st Source Corporation and 1st Source Bank (since 2001)		19,406	*
Larry E. Lentych	62	Senior Vice President, Treasurer and Chief Financial Officer, 1st Source Corporation and 1st Source Bank(since 1998)		85,744	*
All Directors and Executive Officers as a Group (18 persons)				4,034,658	16.17%

* Represents holdings of less than 1%.

(1)The principal occupation represents the employment for the last five years for each of the named directors and executive officers. Directorships presently held in other registered corporations are also disclosed.

(2)Based on information furnished by the directors and executive officers as of February 18, 2009.

(3)The amount shown includes 2,425,760 shares of Common Stock held directly or indirectly in the following amount by the spouse and other family members of the immediate household of Christopher J. Murphy III, who disclaims beneficial ownership of such securities. Voting authority for 1,043,804 shares owned indirectly by Mr. Murphy is vested in 1st Source Bank as Trustee for various family trusts. Investment authority for those shares is held by 1st Source Bank as Trustee of the underlying trusts.

Directors and officers of 1st Source and their affiliates were customers of, and had transactions with, 1st Source and its subsidiaries in the ordinary course of business during 2008 and in compliance with applicable federal and state laws and regulations. Additional transactions are expected to take place in the ordinary course of business in the future. All outstanding loans and commitments were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility, or present other unfavorable features. Credit underwriting procedures followed were no less stringent than those for comparable transactions with other borrowers.

1st Source’s Loan Policy requires prior approval by the Board of Directors for aggregate extensions of credit to executive officers and directors in excess of $500,000, with any interested director abstaining from the vote. Loans to executive officers may not exceed $100,000 except for loans 1) to finance the education of the executive officer’s children, 2) to purchase, construct, maintain or improve a residence owned by the executive officer and secured by a first lien, or 3) secured by a perfected security interest in bonds, notes, certificates of indebtedness or other obligations fully guaranteed by the United States, cash or a cash-equivalent. Loans to executive officers are 1) reported to the 1st Source Board at its next regularly scheduled meeting, 2) preceded by the submission of a current, detailed financial statement, and 3) made subject to the condition that the loan will become due if the officer becomes indebted to any other financial institution or financial institutions in an aggregate amount greater than the amount the executive officer may borrow from 1st Source. Finally, within 10 days of the date that the aggregate indebtedness to other financial institutions exceeds $100,000 (excluding first mortgage debt, children’s educational loans and loans secured by the types of collateral described above), an executive must make a written report to the Board.

Board Committees and Other Corporate Governance Matters

In January 2004, the Board of Directors adopted Corporate Governance Guidelines to ensure and document the Company’s existing high standards for corporate governance. The Corporate Governance Guidelines are in accordance with the listing standards of the Nasdaq Stock Market and Securities and Exchange Commission rules. The Corporate Governance Guidelines are available on the Company’s website at www.1stsource.com.

Director Independence — The Board assesses each director’s independence in accordance with the Corporate Governance Guidelines. The Corporate Governance Guidelines define an independent director as one who has no relationship to the Company that would interfere with the exercise of independent judgment in carrying out responsibilities as a director of the Company and who is otherwise “independent” under the listing standards of the Nasdaq Stock Market. The Board has determined, after careful review, that each member of the Board is independent as defined in the Company’s Corporate Governance Guidelines, with the exception of Mr. Murphy and Mr. Jones, who are employed by the Company. Accordingly, ten out of the twelve current members of the Board are independent directors.

Board Committees — 1st Source and its major subsidiary, 1st Source Bank, share the following permanent committees made up of Board members of both organizations. Executive and Governance, Nominating, Audit and Executive Compensation and Human Resources Committee members are appointed annually after the Annual Meeting of Shareholders.

Committee	Members	Functions	2008 Meetings
Executive and Governance(2)	Christopher J. Murphy III	• Serve as senior committee with oversight responsibility	7
	Timothy K. Ozark (1)	for effective governance of the Company.
	Daniel B. Fitzpatrick	• Act for the Board of Directors between meetings
	William P. Johnson	subject to certain statutory limitations.
	Rex Martin	• Identify and monitor the appropriate structure of the Board.
• Select Board members for committee assignments.
Nominating(2)	Timothy K. Ozark (1)	• Identify, evaluate, recruit and select qualified candidates for	2
	Daniel B. Fitzpatrick	election, re-election or appointment to the Board
	William P. Johnson	of Directors.
	Rex Martin	• See also “Nominating Committee Information” below.
Audit(2)	Mark D. Schwabero(1)	• Select the Company’s independent registered public accounting firm.	5
	Daniel B. Fitzpatrick	• Review the scope and results of the audits by the internal audit staff
	Terry L. Gerber	and the independent registered public accounting firm.
	Lawrence E. Hiler	• Review the adequacy of the accounting and financial controls
	Timothy K. Ozark	and present the results to the Board of Directors with respect to accounting practices and internal procedures. Make
recommendations for improvements in such procedures.
• Review and oversight of the Company’s compliance with ethics policies and regulatory requirements.
• See also “Report of the Audit Committee” below.

Executive Compensation	Rex Martin(1)	• Determine compensation for senior management personnel,	5
and Human Resources(2)	Daniel B. Fitzpatrick	review performance of the Chief Executive Officer and manage
	William P. Johnson	the Company’s stock plans.
	Timothy K. Ozark	• Establish wage and benefit policies for the Company and its subsidiaries.
• Review human resources guidelines, policies and procedures.
• See also “Report of the Executive Compensation and Human Resources
Committee” below.

  (1)Committee chairman
(2)The charter of the committee is available on the Company’s website at www.1stsource.com.

Meetings of the Board of Directors and Directors’ Compensation — The Board of Directors held eight meetings in 2008. No incumbent directors attended fewer than 75% of the aggregate total meetings of the Board of Directors and all committees of the Board of 1st Source on which they served. Directors receive fees in the amount of $18,000 per year, plus $1,000 per board meeting and $1,000 per committee meeting attended ($1,250 per Audit Committee meeting attended). Committee chairpersons also receive an additional $500 per meeting attended (an additional $1,500 per Audit Committee meeting attended and an additional $1,000 per Executive Compensation and Human Resources Committee meeting attended). Total fees paid in 2008 were $516,750.

Annual Meeting Attendance — Per the Company’s Corporate Governance Guidelines, directors are expected to attend the Annual Meeting of Shareholders. The Chairman of the Board presides at the Annual Meeting, and the Board of Directors holds one of its regular meetings in conjunction with the Annual Meeting of Shareholders. All members of the Board at the time of the Company’s 2008 Annual Meeting of Shareholders attended that meeting.

Code of Ethical Conduct — The Board of Directors has adopted a Code of Ethical Conduct for Financial Managers, which is available on the Company’s website at www.1stsource.com. The Code of Ethical Conduct for Financial Managers constitutes a code of ethics as defined in Section 406(c) of the Sarbanes-Oxley Act of 2002 and applies to the Chief Executive Officer, Chief Financial Officer, Controller and other individuals performing similar accounting or financial reporting functions for the Company.

Shareholder Communications — Communications to the Board of Directors from shareholders are welcomed. All written communications should be directed to the attention of the Chairman of the Executive and Governance Committee. The Chairman of the Executive and Governance Committee shall either (i) relay a shareholder communication to the full Board or an appropriate committee chairman, or (ii) where he feels that the communication is not appropriate to relay, at least provide a copy of the communication and an indication of his proposed disposition to the General Counsel, or another independent director, either of whom may forward the communication to any other directors if he deems it prudent or appropriate to do so. The Chairman of the Executive and Governance Committee shall forward all recommendations for Board nominees submitted by shareholders to the members of the Nominating Committee.

Nominating Committee Information

The Board of Directors formed an independent Nominating Committee in January 2004. The charter of the Nominating Committee is available on the Company’s website at www.1stsource.com. All members of the Nominating Committee (see “Board Committees” above) comply with the independence requirements of the Nasdaq Stock Market listing standards.

The purpose of the Nominating Committee is to identify, evaluate, recruit and select qualified candidates for election, re-election or appointment to the Board. The Nominating Committee may use multiple sources for identifying and evaluating nominees for directors, including referrals from current directors and executive officers and recommendations by shareholders. Candidates recommended by shareholders will be evaluated in the same manner as candidates identified by any other source. In order to give the Nominating Committee adequate time to evaluate recommended director candidates, shareholder recommendations should be submitted in writing at least 120 days prior to the next Annual Meeting to be held on or about April 22, 2010. Nominations should be addressed to the attention of the Chairman, Executive and Governance Committee, c/o 1st Source Corporation.

The Nominating Committee will select new or incumbent nominees or recommend to the Board replacement nominees considering the following criteria:

• Whether the nominee is under the mandatory retirement age of 70;
• Personal qualities and characteristics, accomplishments and reputation in the business community;
• Current knowledge and contacts in the communities or industries in which the Company does business;
• Ability and willingness to commit adequate time to Board and Committee matters;
• The fit of the individual’s skills with those of other directors and potential directors in building a Board that is effective and responsive to the needs of the Company; and
• Diversity of viewpoints, background, experience and other demographics.

Report of the Audit Committee

The Audit Committee oversees 1st Source’s financial reporting process on behalf of the Board of Directors, retains and oversees the Company’s independent registered public accounting firm, approves all audit and non-audit services provided by the independent registered public accounting firm and oversees the Company’s compliance with ethics policies and legal and regulatory requirements. The Board of Directors has adopted a charter for the Audit Committee to set forth its authority and responsibilities. All of the members of the Committee are independent as defined in the listing standards of the Nasdaq Stock Market and Securities and Exchange Commission rules. The Board has determined that Daniel B. Fitzpatrick, Lawrence E. Hiler, Timothy K. Ozark and Mark D. Schwabero qualify as audit committee financial experts, as defined by Securities and Exchange Commission guidelines.

The Committee reviewed the audited financial statements in the Annual Report with management. The Committee also reviewed the financial statements with 1st Source’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States. The Committee also considered with the independent registered public accounting firm the firm’s judgments as to the quality, not just the acceptability, of 1st Source’s accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with the independent registered public accounting firm the firm’s independence from management and 1st Source, including the matters in the written disclosures required by the Independence Standards Board, and considered the compatibility of nonaudit services provided by the independent registered public accounting firm to 1st Source with the firm’s independence.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the Securities and Exchange Commission.

Audit Committee
Mark D. Schwabero, Chairman
Daniel B. Fitzpatrick	Terry L. Gerber
Lawrence E. Hiler	Timothy K. Ozark

Compensation Discussion & Analysis

Compensation Philosophy and Program

The Executive Compensation and Human Resources Committee of the Board of Directors, comprised entirely of independent directors, among other things administers the Company’s executive compensation program.  The purpose of the Executive Compensation and Human Resources Committee is described in its charter as follows:

• Determine compensation for senior management personnel;
• Review performance of the Chief Executive Officer;
• Establish wage and benefit policies for the Company;
• Review general human resources guidelines, policies and procedures;
• Oversee the Company’s stock and benefit plans; and
• Review plans to ensure that incentives do not encourage inappropriate risk taking.

In addition, the Executive Compensation and Human Resources Committee generally reviews the recommendations of the Chief Executive Officer with regard to other executive officers and with regard to cash and stock incentives in the Executive Incentive Plan and other incentives for officers in the Company.

The Company’s compensation philosophy begins with the concept that its executive officers and key employees are all in partnership with each other and with the Company’s shareholders and that the Company succeeds best when the officers work together in this partnership. The Company believes that executive compensation programs should be designed to attract, retain and motivate executive officers and key employees who will make a valuable contribution to the whole enterprise and who will work for the long-term best interests of colleagues and shareholders alike. The Company accomplishes this through its compensation packages that include cash bonuses and equity compensation that link executive compensation to the Company’s overall performance on both a short-term and long-term basis, thereby aligning the executive’s interests with the interests of the Company’s shareholders. Our philosophy is to compensate fairly and to incent behaviors that lead to long-term substantive performance and the success of the Company.

Components of Compensation

To that end, the Executive Compensation and Human Resources Committee has implemented a compensation program for executive officers that includes the following components:

•  Base Salaries:  Annual base salary is designed to compensate 1st Source executives for their qualifications, responsibilities and performance. Salaries are administered under the 1st Source Salary Administration Program for all exempt employees. Through this program, positions are rated under direction of the Human Resources Department and placed in a competitive salary range. Annually, management establishes a salary performance grid that sets the range of merit increases that may be given to exempt personnel, including officers, depending on their individual performance and position in the respective salary range. The salary performance grid is reviewed, adjusted and approved annually by the Executive Compensation and Human Resources Committee based on market and industry information, including data from SNL, Watson Wyatt, Crowe Chizek, the St. Joseph County Indiana Chamber of Commerce and other publicly available sources. An officer’s annual salary will increase based on his or her position in the salary range and his or her individual performance rating determined through the annual review process. The categories for performance under the Company’s Salary Administration Program include:

o Substantially and consistently exceeds job requirements;
o Often exceeds job requirements;
o Meets and sometimes exceeds job requirements;
o Meets some job requirements, improvement is required; and
o Does not meet minimal job requirements.

Generally, management awards salary increases as determined under these guidelines in conformance with the approved salary grid. All of the named executive officers, including the Chief Executive Officer, are eligible to receive annual increases through this Salary Administration Program.

For 2009 the Chief Executive Officer recommended, and the Committee agreed, that salaries for the Chief Executive Officer and for members of the Bank’s Policy Committee (including all named executive officers) be frozen for one year. He further recommended the salaries for all other officers be frozen for six months and be readdressed at such time based on the performance of the economy and the Company. The Committee accepted the CEO’s recommendation.

•  Annual Executive Incentive Plan Awards: The Company pays incentive compensation under its Executive Incentive Plan to all of the named executive officers. The Executive Incentive Plan bonuses are determined annually following the close of each year.

o  Calculation of Amount of Awards: Each executive is assigned a “partnership level” that is a percentage of the midpoint of the salary range or his or her annual base salary. Based on the executive’s individual performance, an executive may earn between 100% and 300% of the executive’s “partnership level” as incentive compensation. The actual amount received by the executive as incentive compensation is based upon the executive’s performance against a set of individual performance goals developed by the executive’s immediate supervisor and the executive early each calendar year. In assessing performance against these performance goals, the Company considers the level of achievement against each objective, and whether significant or unforeseen circumstances altered the expected results or the difficulty of achieving the results. The amount is then adjusted based upon overall corporate performance against its annual profit plan as adjusted by the Committee. This “partnership level” percentage rises 2.5% for every 1% the Company exceeds its profit plan and decreases 2.5% for every 1% the Company falls short of its profit plan.

o  Method of Payment and Forfeiture:  50% of the Executive Incentive Plan bonus is paid in cash at the time of the award. The other 50% is paid in book value stock that is subject to forfeiture over a five-year period based on the executive remaining with the Company and on the continued financial performance of the Company. The Company believes that this form of equity-based compensation ties executives directly to the long-term real economic performance of the Company and will encourage its executives to make sound business decisions that will grow the Company carefully over time, strengthen its financial position and discourage decisions designed for short-term gain only. The Company acknowledges that these equity awards could become a significant portion of an individual’s net worth over time. The Company has chosen book value stock as the method of compensation because it is the one value that management of the Company can affect by its collective decisions. The earnings of the Company are either added to the book value per share or are paid out as dividends on all outstanding shares (including book value shares still subject to forfeiture). In this way, the value of the book value shares are protected from fluctuations in the stock market that are unrelated to performance of the Company. The executive generally is required to hold the book value shares until retirement except that seven years after the forfeiture risk has lapsed, subject to the approval of the Company, the executive may sell 50% of these vested book value shares back to the Company at its then book value for specific purposes: purchase of a personal residence or second home, college education tuition or financial hardship.

• Five-Year Long-Term Incentive Awards:

o  Calculation of Amount of Awards:  The Company further rewards its executives for good long-term actions with a five-year, long-term incentive award. Every five years, the Company establishes a set of corporate goals. These change from time to time, but usually include a growth goal, a return on equity goal and some credit and operating performance goals. The executive bonuses under this program are calculated based upon a pre-determined mathematical formula that compares the Company’s performance relative to its five-year plan and the executive’s average award over the prior five years. The final bonus amounts are determined by multiplying the result of that calculation by the the executive’s assigned “partnership level” for long-term incentive award purposes.

o  Method of Payment:  Under the Executive Incentive Plan, 25% to 50% of the long-term award is paid in cash at the time of the award, with lower cash amounts being paid to more senior executives. The remainder of the long-term award is paid to executives in market value stock, with 10% vesting at the time of the award. The remaining market value stock is subject to forfeiture over a nine-year period based upon the continued growth of the Company and the executive’s remaining with the Company.

Chief Executive Officer Performance and Compensation

Mr. Murphy’s compensation includes the same components described above for all executive officers of the Company.  In addition, Mr. Murphy participates in the 1998 Performance Compensation Plan that is described below. Mr. Murphy’s performance is evaluated by the Executive Compensation and Human Resources Committee each year against a series of objectives determined by the Committee, some of which are derived from the Company’s annual budget plan and the Company’s long-term strategic plan as approved by the Board of Directors.

•  Base Salary:  Each year, the Executive Compensation and Human Resources Committee reviews reports by SNL, Watson Wyatt and the National Executive and Senior Management Compensation Survey published by Compensation Data Surveys, Dolan Technologies Corporation, comparing compensation among comparable banks and also proxy statements for many of the companies identified. The Executive Compensation and Human Resources Committee uses these reports to evaluate Mr. Murphy’s pay package against other pay packages for Chief Executive Officers with similar tenure at peer banks in terms of size and complexity. The Executive Compensation and Human Resources Committee checks comparables to ensure fairness as to aggregate compensation and its components. The Executive Compensation and Human Resources Committee applies the salary grid used by the Company for all exempt employees when determining Mr. Murphy’s base salary increase.

•  Base Salary Increases:  The Executive Compensation and Human Resources Committee reviewed Mr. Murphy’s salary in February 2009. Under his Employment Agreement, the terms of which are summarized on page 10 of this proxy statement, Mr. Murphy has had a right to receive an annual increase in base salary as determined by the Company. Annually, Mr. Murphy is reviewed on his success in achieving the Company’s business plan and budget for the year with special focus on the Company’s return on equity and absolute earnings. He is also responsible for the overall performance of the Company relative to its operating and strategic plans and for representing it to various constituencies, for its community participation and for ensuring the development of a culture of independence, integrity and long-term success. As reported above, upon Mr. Murphy’s recommendation the Company froze the salaries of its most senior executives as of January 1, 2009 for 12 months from their individual anniversary dates. Accordingly, the Executive Compensation and Human Resources Committee kept Mr. Murphy’s base salary at its 2008 level for all of 2009.

• Annual Executive Incentive Plan Award

o  Calculation of Amount of Award.  Mr. Murphy’s base award is calculated based on a “partnership level” of 30% of his base salary. That base bonus is subject to increase or decrease based upon performance of the Company as described above. The Company performed below its plan for the year 2008, but performed well compared to peers. Mr. Murphy generally met his qualitative and other quantitative objectives, but the Company underperformed on return on assets and return on equity. The Company partially achieved its goals for credit quality and growth objectives. Based upon the formula tied to those objectives, Mr. Murphy was awarded $95,000 for his performance in 2008 under the Executive Incentive Plan.

o  Method of Payment.  Consistent with the Executive Incentive Plan, 50% of the award was paid in cash to Mr. Murphy at the time the award was made. The other 50% of Mr. Murphy’s award is determined in book value stock, but paid to Mr. Murphy in cash as the forfeiture period elapses. Mr. Murphy and his family own a substantial amount of Company stock. As shown on page 2 of this proxy statement, Mr. Murphy owns over three million shares of Company stock directly or indirectly and therefore is already significantly invested in the Company. The Executive Compensation and Human Resources Committee believes Mr. Murphy’s interest as an owner is significantly enough aligned with the shareholders that the Executive Incentive Plan’s stock components can be paid in cash as the forfeiture risk lapses.

• Five-year Long-term Incentive Award:

o Calculation of Amount of Award:  The Company largely achieved its long-term credit quality goals and partially achieved its profitability goals for the five-year period ended December 31, 2005. Based upon the mathematical formula applied to the Company’s performance and the average of Mr. Murphy’s annual incentive award over that five-year period, Mr. Murphy received a bonus of $74,536 in 2006.

o Method of Payment:  Under the Executive Incentive Plan, 32.5% of this award was paid in cash at the time of the award, and the remaining 67.5% will be subject to forfeiture over the next nine years based upon the Company’s performance. During this period, the “at risk” portion of the award is delineated in market value stock, but is paid in cash to Mr. Murphy as the forfeiture restriction lapses for the same reason that the Executive Incentive Plan’s annual award is eventually settled in cash.

Mr. Murphy also participates in the 1998 Performance Compensation Plan. This plan was designed so that a program could be available to the Executive Compensation and Human Resources Committee for awarding bonuses that are specifically mathematically-based and qualify for full deduction under the tax rules described below although such deductions may no longer apply. This program may be used to replace or supplement the Executive Incentive Plan. The Executive Compensation and Human Resources Committee this year made an award to Mr. Murphy.

•   1998 Performance Compensation Plan Award: Mr. Murphy was eligible for a cash bonus under the 1998 Performance Compensation Plan based on the Company’s earning goals established by the Executive Compensation and Human Resources Committee at the beginning of 2008. The Executive Compensation and Human Resources Committee determined that some of these goals were attained. For 2008, the award level was set up to 1.5% of net income, which is less than the 2.5% set for previous years. Under the terms of the plan, Mr. Murphy earned a bonus of $166,930, or approximately 0.5% of net income.

Tax Deductibility of Pay

Federal income tax law caps at $1,000,000 the deductible compensation per year for each of the named executive officers in the proxy statement, subject to certain exceptions. Additionally, beginning in 2009, the Company’s participation in the Capital Purchase Program (CPP) established pursuant to the Emergency Economic Stabilization Act of 2008 (EESA) requires it not to claim a tax deduction for any compensation paid to a named executive officer in an amount exceeding $500,000. In developing and implementing executive compensation policies and programs, the Executive Compensation and Human Resources Committee considers whether particular payments and awards are deductible for federal income tax purposes, along with other relevant factors. The Executive Compensation and Human Resources Committee has taken what it believes to be appropriate steps to maximize the deductibility of executive compensation. It is the general intention of the Executive Compensation and Human Resources Committee to meet the requirements for deductibility whenever possible. The Executive Compensation and Human Resources Committee will continue to review and monitor the deductibility of compensation.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)	Total(7)
Christopher J. Murphy III Chairman, President & CEO, 1st Source, and Chairman & CEO, 1st Source Bank	2008 2007 2006	$ 654,031 649,231 614,077	$137,542 116,142 111,015	$ - - -	$214,430 418,890 722,651	$84,356 71,875 107,547	$1,090,359 1,256,138 1,555,290

Larry E. Lentych Senior Vice President, Treasurer & CFO	2008 2007 2006	226,616 216,281 207,385	32,909 25,182 23,367	- - -	15,000 31,500 45,847	28,353 28,913 35,037	302,878 301,876 311,636

Wellington D. Jones III Executive Vice President, 1st Source, and President & COO, 1st Source Bank	2008 2007 2006	369,385 354,693 340,846	69,106 55,443 50,204	- - -	43,500 54,500 97,369	57,069 57,616 60,392	539,060 522,252 548,811

John B. Griffith Senior Vice President, General Counsel & Secretary	2008 2007 2006	277,827 267,194 257,369	36,494 28,699 34,461	- 18,867 37,632	22,500 30,000 61,863	26,726 26,392 32,212	363,547 371,152 423,537

Richard Q. Stifel Executive Vice President, Business Banking Group 1st Source Bank	2008 2007 2006	248,649 241,411 234,332	41,012 (4) 52,890(4) 142,149(4)	- - -	22,500 41,000 52,878	32,697 32,826 37,254	344,858 368,127 466,613

1)
Amounts included in Stock Awards for awards made prior to 2007 are computed based on the annual expense that would have been included in 1st Source’s financial statements under SFAS 123R utilizing the modified prospective transition method. Amounts included in Stock Awards for awards made in 2007 and 2008 are based on the annual expense that was included in 1st Source’s financial statements for those years under SFAS 123R. These amounts are computed using grant date fair values for each individual grant classified as an equity award under SFAS 123R and settlement date fair values for each individual grant classified as a liability award under SFAS 123R.

2)
Amounts included in Option Awards are computed based on the annual expense included in 1st Source’s financial statements under SFAS 123R utilizing the modified prospective transition method and the grant date fair value for the applicable grant.  Valuation assumptions for this grant were included in the weighted average computation of assumptions for 2001 stock option grants in Note H to 1st Source’s 2001 Annual Report.

3)	Amounts included in All Other Compensation for the most recent fiscal year are as follows:

Name	Company Contributions to Defined Contribution Retirement Plans	Dividends on Stock Awards	Directors’ Fees	Perquisites	Other Amounts of $10,000 or Less	Total
Mr. Murphy (5) (6)	$17,853	$19,281	$18,000	$23,678	$5,544	$84,356
Mr. Lentych	17,853	7,237	-	*	3,263	28,353
Mr. Jones	17,853	15,672	18,000	*	5,544	57,069
Mr. Griffith	17,853	6,018	-	*	2,855	26,726
Mr. Stifel	17,853	7,895	-	*	6,949	32,697
*   Not included - total of perquisites and benefits is less than $10,000

4)
Mr. Stifel turned age 65, which is considered normal retirement age for Executive Incentive Plan purposes, during 2006. Accordingly, for purposes of this table and in accordance with the requirements of SFAS 123R, the entire fair value of stock awards made to him during 2008 ($41,012), 2007 ($52,890) and 2006 ($50,599) and the fair value of stock awards made to him prior to 2006, but unvested as of January 1, 2006 ($90,550) have been included in his Stock Awards amounts for 2008, 2007 and 2006. Only the fair value of stock awards that vested for 2008, 2007 and 2006 performance has been included for the other named individuals. Mr. Stifel’s amount is $5,164, $26,790 and $118,910 higher for 2008, 2007 and 2006 respectively than it would have been had it been computed on the same basis as the other individuals in the table.

5)
Mr. Murphy’s perquisites included personal usage of the company plane ($12,233), company car mileage, annual medical examination and country club dues. These are valued at the incremental cost of the personal usage to the Company. For personal usage of the company plane, the incremental cost is the variable hourly cost.

6)	Mr. Murphy reimbursed the Company $5,000 in each year shown for other miscellaneous incalculable personal benefits.

7)	There were no bonus awards or changes in pension value and non-qualified deferred compensation earnings for the named executive officers in 2008, 2007 or 2006.

GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Equity Incentive Plan “Book Value” Awards (#Shares)
Name	Grant Date	Threshold	Target	Maximum	Grant Date Fair Value of Stock Awards
Christopher J. Murphy III	2/20/08	-	6,352	-	$113,510
Larry E. Lentych	2/20/08	-	1,763	-	31,504
Wellington D. Jones III	2/20/08	-	3,050	-	54,504
John B. Griffith	2/20/08	-	1,679	-	30,004
Richard Q. Stifel	2/20/08	-	2,295	-	41,012

Note: There were no non-equity incentive plan awards with future payouts made during 2008. Also, there were no other stock awards or option awards made during 2008.

NARRATIVE DISCLOSURE TO SUMMARY COMPENSATION TABLE AND GRANTS OF PLAN-BASED AWARDS TABLE

Employment Agreements
Mr. Murphy, Mr. Jones, Mr. Lentych and Mr. Stifel previously signed employment agreements in April 1998.  Mr. Griffith originally entered into an employment agreement in March 2001.  Recently, Messrs. Murphy, Jones, Stifel, Lentych and Griffith each entered into a new employment agreement effective January 1, 2008.  The primary differences between the prior agreements and the new agreements are provisions required for compliance with Section 409A of the Internal Revenue Code.

Mr. Murphy’s agreement provides for a $659,200 base salary at January 1, 2009, with annual increases as the Committee may deem appropriate each year, and bonus payments (paid in cash or stock at Mr. Murphy’s election) under the Executive Incentive Plan and the 1998 Performance Compensation Plan.  Under the other four agreements, Mr. Jones, Mr. Stifel, Mr. Lentych and Mr. Griffith receive base salaries of $374,000, $252,665, $230,000 and $281,000, respectively, at January 1, 2009, with increases thereafter as may be determined by 1st Source, and cash and stock bonuses determined under the Executive Incentive Plan.  As in the prior agreements, the new agreements permit gross-up payments necessary to cover possible excise tax payments by the executives and to reimburse the executives for legal fees that might be expended in enforcing the agreements’ provisions or contesting tax issues relating to the agreements’ parachute provisions.

Each of the agreements expires on December 31, 2009, but will be extended from year-to-year thereafter unless either party gives a notice of non-renewal to the other.  The term of Mr. Murphy’s agreement will end on December 31 of the third year following the year in which any notice of non-renewal is given.  The term of the agreements with Messrs. Jones, Stifel, Lentych and Griffith will end on December 31 of the same year in which any non-renewal notice is given.

If an executive terminates employment because of any adverse change in his status, then he would continue to receive his base salary for a period of time after his termination.  Mr. Murphy would receive the equivalent of 36 months of base salary with the first six months payable in a lump sum.  Messrs. Jones, Stifel, Lentych and Griffith would receive the equivalent of twelve months of base salary with the first six months payable in a lump sum.

If an executive terminates employment within one year of a change in control (which term includes any third party which becomes beneficial owner of 50% or more of the outstanding stock of 1st Source, the election of a majority of new directors in connection with a sale, merger, other business combination or contested board of directors election, or shareholder approval of any transaction which results in a disposition of all or substantially all of the assets of 1st Source), then he will receive severance pay in cash equal to 2.99 times his “Annualized Includable Compensation for the Base Period” (as defined under the Internal Revenue Code of 1986, as amended).

The employment agreements also include restrictive covenants which require, among other things, that the executives not compete with 1st Source in bank or bank-related services within the geographic region in which full‑service retail branches of 1st Source Bank or any affiliate are located.  The agreements also prohibit the executives from ever divulging confidential information or trade secrets after termination of employment.

In the event an executive’s employment is terminated because of disability and in addition to other disability programs in effect for all officers of 1st Source, the executive will receive twelve months of base salary, with the first six months payable in a lump sum and the balance paid in monthly installments beginning on the first day of the seventh month following the date of termination.

In connection with the Company’s participation in the United States Department of the Treasury’s (Treasury) TARP Capital Purchase Program, Mr. Murphy, Mr. Jones, Mr. Lentych, Mr. Stifel and Mr. Griffith each entered into a CPP Compensation Limitation Agreement with 1st Source agreeing to any amendments required to be made to their respective compensation, bonus, incentive and other benefit plans, arrangements and agreements during the period that the Treasury holds any debt or equity position in the Company acquired under the TARP Program in order to comply with the executive compensation and corporate governance requirements of Section 111(b) of the Emergency Economic Stabilization Act of 2008.  Messrs. Murphy, Jones, Lentych, Stifel and Griffith each agreed to provisions prohibiting any golden parachute payments that exceed three times the base amount of their salary (calculated as the average of his salary for the five years prior to severance), claw-backs on bonus and incentive compensation if such payments were based on financial statements or other performance metrics later determined to be materially inaccurate and avoidance of incentives that encourage unnecessary and excessive risk taking.

Messrs. Murphy, Jones, Lentych, Stifel and Griffith also each executed a waiver voluntarily waiving any claim against the Company or the Treasury for any changes to his compensation and benefits required to comply with Section 111(b).

Bonus Plan
Bonuses under 1st Source’s Executive Incentive Plan (EIP) are determined annually following the close of the year. The bonus is calculated based on the officer’s “partnership level” adjusted for the Company’s performance relative to plan and for the individual’s personal performance relative to weighted objectives set by the individual with his or her supervisor at the beginning of the year. For the named executives, the base bonus is calculated at a “partnership level” ranging from 20% to 30% of their salaries. For each 1% that the Company varies from its profit plan for the year, the base bonus is adjusted up or down by 2.5%. Finally, this possible bonus is adjusted by the individual’s performance ranging from 0% to 300% of the possible bonus.

Under the terms of the EIP, 50% of an Executive Incentive Plan bonus is paid in cash at the time of the award. The other 50% is paid in “Book Value” stock which is subject to forfeiture over the succeeding five (5) years. “Book Value” shares may only be sold to 1st Source, and such sale is mandatory in the event of death, retirement, disability or termination of employment. 1st Source may terminate or extend the Plan at any time. The forfeiture lapses ratably for each year the employee remains with the Company and for each year, or period of years, the Company grows its net income by a targeted minimum per year. During this period, the “at risk” portion of the bonus, delineated in book value stock, is transferred to the participant as the forfeiture period lapses. In Mr. Murphy’s case, while determined in book value stock, the award is paid in cash as the forfeiture lapses.

Due to the Company’s performance in 2002, the remaining 20% of the award made in 1997 would be forfeited. In early 2003 Mr. Murphy asked that the forfeiture period for these awards be extended for four (4) years for all members of the Executive Incentive Plan except those most senior officers (including Mr. Murphy and Mr. Jones) of the Corporation with credit and management authority bearing full responsibility for the Company’s performance. The recommendation for the extension was made in an effort to encourage the management team throughout the Company to accelerate their efforts to return 1st Source to its historic earnings levels. This extension was approved by the Board of Directors and the shareholders. The Board and shareholders also approved extensions of the forfeiture period for the awards made in 1998, 1999, 2000 and 2001 by four (4) years for all members of the Executive Incentive Plan except Mr. Murphy, who forfeited the remaining 20% and 60%, respectively of the 1997 and 1998 award in January 2003 and January 2004 and the remaining 100% of the 1999, 2000 and 2001 awards in January 2005, January 2006 and January 2007, respectively. All other members of the Executive Incentive Plan forfeited the remaining 20% of the 1997 awards in January 2007, the remaining 60% of the 1998 awards in January 2008, and the remaining 100% of the 1999 awards in January 2009.

Mr. Murphy was also eligible for a cash bonus under the 1998 Performance Compensation Plan based on goals established at the beginning of each year. For 2007 and 2008, the award level set was up to 1.5% of net income, less than the 2.5% set for previous years.  Based on Mr. Murphy’s performance, Mr. Murphy earned bonuses of $166,930 (0.50% of net income), $305,390 (1.00% of net income), and $500,000 (1.27% of net income), for 2008, 2007 and 2006 respectively.

The amounts shown in the Stock Awards column of the Summary Compensation Table for awards related to periods before 2006 represent the annual expense that would have been included in 1st Source’s financial statements under SFAS 123R using the modified prospective transition method. The amounts shown in the Stock Awards column of the summary compensation table for awards related to 2007 and 2008 represent the annual expense that was included in 1st Source’s financial statements for those years under SFAS 123R. The option award amount shown in the Option Awards column of the Summary Compensation Table represents the expense of the related option award computed in accordance with SFAS 123R. The amounts shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table represent the annual cash awards under the Plan and the 1998 Performance Compensation Plan award. Estimated future payout amounts for 2008 book value stock awards and the corresponding grant date fair values are shown in the Grants of Plan-Based Awards Table.

Recipients of unvested book value and market value shares granted under the Executive Incentive Plan receive dividends at the same time and in the same amount as all other holders of 1st Source common stock.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exerciseable	Number of Securities Underlying Unexercised Options Unexerciseable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares of Stock That Have Not Vested (1)	Market Value of Shares of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested
Christopher J. Murphy III “Book Value” Shares “Market Value” Shares	- -	-	-	$ -	-	4,904	$115,882	29,184	$549,223
Larry E. Lentych "Book Value" Shares "Market Value" Shares	-	-	-	-	-	853	20,156	11,849	222,998
Wellington D. Jones III "Book Value" Shares "Market Value" Shares	-	-	-	-	-	2,310	54,585	24,993	470,368
John B. Griffith "Book Value" Shares "Market Value" Shares	27,500	-	-	20.86	7/2/11	433	10,232	10,148	190,985
Richard Q. Stifel "Book Value" Shares "Market Value" Shares	-	-	-	-	-	906	21,409	13,067	245,921
(1)  Vesting dates for these awards are as follows:

Name	“Book Value” Shares	“Market Value” Shares
Mr. Murphy	12/2008 - 12/2012	12/2008 - 12/2014
Mr. Lentych	12/2008 - 12/2012	12/2008 - 12/2014
Mr. Jones	12/2008 - 12/2012	12/2008 - 12/2014
Mr. Griffith	12/2008 - 12/2012	12/2008 - 12/2014
Mr. Stifel	12/2008 - 12/2012	12/2008 - 12/2014
Note:  Shares vesting based on calendar year results (e.g., 12/2008 above is based on 2008 results) are not released until financial results are publicly announced early in the following year.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of "Book Value" Shares acquired on vesting	Number of "Market Value" Shares Acquired on Vesting	Value Realized on Vesting
Christopher J. Murphy III	-	-	1,011	1,842	$49,952
Larry E. Lentych	-	-	564	272	14,787
Wellington D. Jones III	-	-	1,118	762	33,169
John B. Griffith	-	-	768	61	14,780
Richard Q. Stifel	-	-	503	299	14,164

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash	Total
Daniel B. Fitzpatrick	$54,750	$54,750
Terry L. Gerber	47,000	47,000
Lawrence E. Hiler	45,750	45,750
William P. Johnson	66,500	66,500
Wellington D. Jones III	See Summary Compensation Table
Craig A. Kapson	30,000	30,000
Rex Martin	47,000	47,000
Dane A. Miller, Ph.D.	32,000	32,000
Christopher J. Murphy III	See Summary Compensation Table
Timothy K. Ozark	63,000	63,000
John T. Phair	29,500	29,500
Mark D. Schwabero	52,250	52,250
Toby S. Wilt	13,000	13,000
Note: There were no stock awards, option awards, non-equity incentive plan compensation, pension or other deferred compensation earnings or other compensation paid to non-employee directors in 2008.

Executive Compensation and Human Resources Committee Report

The Executive Compensation and Human Resources Committee has reviewed and discussed the Compensation Discussion & Analysis section of this proxy statement with management. In reliance on these reviews and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion & Analysis section be included in this proxy statement.

Executive Compensation and Human Resources Committee

Rex Martin, Chairman
Daniel B. Fitzpatrick	William P. Johnson	Timothy K. Ozark

Compensation Committee Interlocks and Insider Participation

The persons named above were the only persons who served on the Executive Compensation and Human Resources Committee of the Board of Directors during the last fiscal year.

Section 16(a) Beneficial Ownership Reporting Compliance

The Securities Exchange Act of 1934 requires executive officers and directors to file reports of ownership and changes in ownership of 1st Source Corporation stock with the Securities and Exchange Commission and to furnish 1st Source with copies of all reports filed. Based solely on a review of the copies of such reports furnished to 1st Source and written representations from the executive officers and directors that no other reports were required, 1st Source believes that all filing requirements were complied with during the last fiscal year, except that Messrs. Jones, Lentych, Qualey and Stifel each filed an untimely report of an exempt forfeiture of “book value” shares awarded under the 1st Source Corporation Executive Incentive Plan. In addition, two reports by Mr. Lentych of two transactions in his 401(k) plan account were not timely.

Proposal Number 2: Reapproval of 1998 Performance Compensation Plan Material Terms

1st Source has a 1998 Performance Compensation Plan (Plan) previously approved by the shareholders. The purpose of the Plan is to promote the interests of 1st Source and its shareholders through the attraction and retention of executive officers and other key employees (Employees), to motivate the Employees using performance-related incentives linked to performance goals, and to enable the Employees to share in the growth and success of 1st Source. There was one participant in the Plan as of December 31, 2008. The Plan is administered by the Executive Compensation and Human Resources Committee, which is comprised entirely of outside, independent directors and may in its sole and complete discretion grant awards to Employees each year. Payment of awards is not contingent upon 1st Source’s ability to deduct the awards.

It is 1st Source’s intention that awards made under the Plan constitute “performance-based compensation” as defined by Section 162(m) of the Internal Revenue Code of 1986, as amended (Code). Performance-based compensation is compensation that is paid solely on the account of the attainment of one or more pre-established, objective performance goals. To meet the Code’s definition, the material terms of a performance-based compensation plan must be disclosed to and approved by the shareholders of publicly held corporations such as 1st Source before the compensation is paid. The material terms of the Plan are identical to those previously approved by the shareholders and are described below.

Any awards made to Employees under the Plan will be performance-based compensation subject to the attainment of one or more pre-established objective performance goals including one or more of the following criteria: (i) net income, (ii) pre-tax income, (iii) earnings per share, (iv) return on equity, (v) return on assets, (vi) Economic Value Added and/or increase in Economic Value Added, (vii) increase in the market price of 1st Source’s common stock, (viii) total shareholder return (stock price appreciation plus dividends), and (ix) the the performance of 1st Source in any of the items mentioned in clauses (i) through (viii) in comparison to the average performance of companies combined into a 1st Source-constructed peer group.

All performance measures, formulas and determination of eligibility for a performance period will be established by the Committee in writing no later than ninety (90) days after the beginning of the performance period or by such other date as may be permitted under the Code. Performance measures may be based on one or more of the business criteria listed above. No performance measures will allow for any discretion by the Committee to increase any award, but discretion to lower awards is permissible. The payment of any award under the Plan to an Employee will be contingent upon written certification by the Committee prior to any such payment that the applicable performance measure(s) relating to the award have been satisfied. The maximum annual award under this Plan to any single Employee will not exceed $5 million in any year.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” REAPPROVAL OF THE 1998 PERFORMANCE COMPENSATION PLAN MATERIAL TERMS.

Proposal Number 3: Advisory Vote on Executive Compensation

Background of the Proposal

The American Recovery and Reinvestment Act of 2009 (“ARRA”), which was enacted on February 17, 2009, contains a requirement that financial institutions, like the Company, that issued preferred stock and warrants to the U.S. Treasury Department under the TARP Capital Purchase Program permit a separate, non-binding shareholder vote to approve the compensation of the financial institution’s executive officers. The SEC has recently issued guidance that requires participants in the TARP Capital Purchase Program to submit to shareholders annually for their approval the executive compensation arrangements as described in the Compensation Discussion & Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in their proxy statements.

Executive Compensation
The Company believes that its compensation policies and procedures are focused on “pay for performance” principles and are strongly aligned with the long-term interests of shareholders. 1st Source believes that both the Company and its shareholders benefit from responsive corporate governance policies and constructive and consistent dialogue. The proposal described below, commonly known as a “say on pay” proposal, gives shareholders the opportunity to endorse or not endorse the executive compensation program for named executive officers described in this proxy statement.

A main objective of the Company’s executive compensation program is to align a significant portion of each executive officer’s total compensation with the Company’s annual and long-term performance and with the interests of its shareholders. A related objective of the executive compensation program is to attract and retain experienced, highly qualified executives so as to enhance the Company’s long-term success and shareholder value. The Company believes that the its compensation policies and procedures achieve these objectives.

Shareholders are encouraged to carefully review the "Compensation Discussion & Analysis" and "Executive Compensation Tables" sections of this proxy statement for a detailed discussion of the Company’s executive compensation program.

As required by the ARRA and the guidance provided by the SEC, this proxy statement permits an advisory shareholder vote on the Company’s executive compensation plans, programs and arrangements as reflected in the Compensation Discussion & Analysis, the disclosures regarding named executive officer compensation provided in the various tables included in this proxy statement, the accompanying narrative disclosures and the other compensation information provided in this proxy statement. This proposal, commonly known as a “say on pay” proposal, gives the Company’s shareholders the opportunity to endorse or not endorse the Company’s executive compensation program and policies through the following resolution:

"Resolved, that the shareholders of 1st Source Corporation approve the overall executive compensation policies and procedures employed by 1st Source Corporation and disclosed in the proxy statement for the 2009 Annual Meeting of Shareholders."

Vote Required and Effect

Approval of the Company’s executive compensation policies and procedures would require that the number of votes cast in favor of the proposal exceed the number of votes cast against the proposal. Because this shareholder vote is advisory, it will not be binding upon the Board of Directors. However, the Executive Compensation and Human Resources Committee and the Board of Directors will take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THIS PROPOSAL ON EXECUTIVE COMPENSATION.

Relationship with Independent Registered Public Accounting Firm

The financial statements of 1st Source are audited annually by an independent registered public accounting firm. For the year ended December 31, 2008 and the eight (8) preceding years, the audit was performed by Ernst & Young LLP. Fees for professional services provided by Ernst & Young LLP for the last three years were as follows:

	2008	2007	2006
Audit Fees	$521,550	$559,800	$539,000
Audit-Related Fees	39,800	67,800	71,720
Tax Fees	14,600	13,720	25,000
Other Fees	2,500	-	3,000
Total	$578,450	$641,320	$638,720

Audit fees included fees associated with the annual audit and the reviews of 1st Source’s quarterly reports on Form 10-Q. Audit-related fees included fees for pension and statutory audits and accounting consultations. Tax fees included review of 1st Source’s federal and state tax returns and tax advice on other federal and state tax issues. Other fees included a subscription to an online accounting reference site.

In 2003 the Audit Committee adopted an Audit and Non-Audit Services Pre-Approval Policy covering services performed by 1st Source’s independent registered public accounting firm. Under this policy the annual audit services engagement terms and fees are subject to the specific pre-approval of the Audit Committee. The Audit Committee will approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, company structure or other matters. Any other services provided by the independent registered public accounting firm will require specific pre-approval by the Audit Committee unless the type of service has received general pre-approval from the Audit Committee. In addition, a pre-approved type of service will require specific pre-approval if the current year fee level for the type of service will exceed the approved fee level established annually by the Audit Committee. Requests or applications to provide services that require approval by the Audit Committee will be submitted to the Audit Committee by both the independent registered public accounting firm and the Chief Financial Officer, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence. All fees paid to the independent registered public accounting firm for their 2008, 2007 and 2006 services were pre-approved by the Audit Committee in accordance with this policy.

Representatives of the firm of Ernst & Young LLP will be available to respond to questions during the Annual Meeting. These representatives have indicated that they do not presently intend to make a statement at the Annual Meeting. 1st Source intends to retain Ernst & Young LLP as its independent registered public accounting firm for the year ending December 31, 2009.

Proposals of Security Holders

Proposals submitted by security holders for presentation at the next Annual Meeting must be submitted in writing to the Secretary, 1st Source Corporation, on or before November 4, 2009.

Additional Information

As to the proposals presented for approval, a plurality of the shares voted is required for approval.

The Securities and Exchange Commission’s rules permit a company to deliver a single proxy statement, annual report, notice of internet availability of proxy materials or prospectus to an address shared by two or more of its shareholders. This method of delivery is referred to as “householding.”

Unless shareholders request otherwise, 1st Source will “household” their proxy statement and annual report, as well as any prospectus or notice of internet availability of proxy materials, which may be sent to them. Regardless of how many 1st Source shareholders live under one roof, they will receive a single copy of each proxy statement, annual report, notice of internet availability of proxy materials or prospectus that is being mailed to shareholders. However, 1st Source will continue to deliver to every 1st Source shareholder in a household an individual proxy card in connection with any meeting of its shareholders where votes are being cast.

If a shareholder prefers to receive individual copies of proxy statements, annual reports, notice of internet availability of proxy materials or prospectuses, they should call the Compnay's transfer agent, American Stock Transfer & Trust Company, toll-free at 800-347-1246. Representatives are available to assist shareholders Monday through Thursday from 8:00 a.m. until 7:00 p.m. ET, and 8:00 a.m. until 5:00 p.m. ET on Friday, or write to Chuck Ditto, Trust Operations, 1st Source Corporation, P. O. Box 1602, South Bend, IN 46634. 1st Source will start sending separate documents to a requesting shareholder within 30 days of their request.

Beneficial shareholders can request information about householding from their banks, brokers or other holders of record.

Important Notice Regarding The Availability Of Proxy Materials For The Shareholder Meeting To Be Held On April 23, 2009: The Notice of Annual Meeting of Shareholders and Proxy Statement, Annual Report and Proxy Card are available at www.1stsource.com/2008report.

A copy of 1st Source’s Annual Report on Form 10-K is furnished herewith to shareholders for the calendar year ended December 31, 2008, containing financial statements for such year. The financial statements and the Report of Independent Registered Public Accounting Firm are incorporated by reference in this Proxy Statement.

By Order of the Board of Directors,

John B. Griffith
Secretary

South Bend, Indiana
March 12, 2009

ANNUAL MEETING OF SHAREHOLDERS OF 1st SOURCE CORPORATION

APRIL 23, 2009 10:00 AM

 1st Source Center, 4th Floor Boardroom, 100 North Michigan Street, South Bend, IN 46601

 ___________________________________________________________________________________________________________________

PROXY VOTING INSTRUCTIONS

 TELEPHONE – Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions.  Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

Vote by phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON – You may vote your shares in person by attending the annual meeting.

____________________________________________________________________________________________________________________

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on April 23, 2009:

The Notice of Annual Meeting of Shareholders and Proxy Statement, Annual Report and Proxy Card are available at www.1stsource.com/2008report.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS, “FOR” PROPOSAL 2 AND “FOR” PROPOSAL 3.  PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.  PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK.

 1. Election of Directors

❒ FOR all nominees listed below                                        ❒ WITHHOLD AUTHORITY to vote for all nominees listed below

❒ FOR ALL EXCEPT (See instructions below)

 INSTRUCTION: to withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold.

 Term Expires April 2011:

 m Terry L. Gerber

 Term Expires April 2012:

  m William P. Johnson      m Craig A. Kapson      m John T. Phair      m Mark D. Schwabero

 2. Reapproval of 1998 Performance Compensation Plan Material Terms

 m For         m Against        m Abstain

 3. Advisory Approval of Executive Compensation

  m For        m Against        m Abstain

 4. Such Other Business as May Properly be Brought Before the Meeting

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted for all nominees listed in Proposal 1, for Proposal 2 and for Proposal 3.

Please sign exactly as your name or names appear on this Proxy.  When shares are held jointly, each holder should sign.  When signing as executor, administrator, attorney, trustee or guardian, please give full title as such.  If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If signer is a partnership, please sign in partnership name by authorized person.

Signature________________________________________________________________________________________________________

Signature (if held jointly)________________________________________________________________________________________________________

Date______________________________________________________________________________________________________________

1st SOURCE CORPORATION

Proxy for Annual Meeting of Shareholders on April 23, 2009

Solicited on Behalf of the Board of Directors

As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES and follow the simple instructions.  Use the Company Number and
Account Number shown on your proxy card.

The undersigned hereby appoints Christopher J. Murphy III, Wellington D. Jones III, and John B. Griffith and each of them proxies; to represent the undersigned, with full power of substitution, at the Annual Meeting of Shareholders of 1st Source Corporation to be held on April 23, 2009 and at any and all adjournments thereof.

(Continued and to be signed on the reverse side)